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                                                                     Exhibit 4.2


                         PHOENIX HEALTHCARE CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN



                  1. PURPOSE. The purpose of the Phoenix Healthcare Corporation Employee Stock Purchase Plan (the "Plan") is to provide a convenient means for Employees of the Company and of any Subsidiary that elects to participate in the Plan (with the consent of the Company) to acquire an ownership interest in the Company. The Plan is intended to qualify as an Employee Stock Purchase Plan under Section 423 of the Code.


                  2. DEFINITIONS. The following terms as used in this Plan shall have the meaning specified below, unless the context clearly indicates otherwise.

                    (a) "ACCOUNT" means the bookkeeping account established for an Employee to which the funds deducted or paid from the Employee's Compensation pursuant to the terms of the Plan to purchase Shares shall be credited. The funds allocated to a Participant's Account shall at all times remain the property of the Participant, but such funds may be commingled with the general assets of the Company.

                    (b) "BOARD" means the Board of Directors of the Company.

                    (c) "CODE" means the Internal Revenue Code of 1986, as amended, and any regulations thereunder.

                    (d) "COMPANY" means Phoenix Healthcare Corporation and any successor to such corporation, whether by merger, consolidation, liquidation or otherwise.

                    (e) "COMPENSATION" means a Participant's total compensation from the Company or any participating Subsidiary payable during the applicable Semi-Annual Period.

                    (f) "EMPLOYEE" means any officer or other common law employee of the Company, or any Subsidiary of the Company which participates in the Plan with the consent of the Company.

                    (g) "ESPP BROKER" means a qualified stock brokerage or other financial services firm that has been designated by the Board.

                    (h) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended (and any rules and regulations thereunder then in effect).

                    (i) "FAIR MARKET VALUE" of a Share means, as of any given date, (i) the price of the last trade of a Share as reported on NASDAQ or the OTC bulletin board, as applicable, for


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that date (or if Shares were not traded on such date, for the closest preceding date on which a trade occurred), or (ii) if the Shares are not publicly traded, the fair market value of a Share as determined by the Board in good faith, using such criteria as the Board may, in its sole discretion, deem appropriate.

                    (j) "HOLDING PERIOD" means the holding period that is set forth in Section 423(a) of the Code, which, as of the date that the Company adopted this Plan, is (i) the two (2) year period that begins on the first day of the applicable Semi-Annual Period or (ii) the one (1) year period that begins on the date the applicable Shares are transferred to the Participant under the Plan, whichever end later.

                    (k) "PARTICIPANT" means each (i) Employee who is eligible to, and elects to, participate in the Plan in accordance with the terms of the Plan, and (ii) any Employee or former Employee who has an Account under the Plan.

                    (l) "PLAN" means the Phoenix Healthcare Corporation Employee Stock Purchase Plan, as amended from time to time.

                    (m) "SEMI-ANNUAL PERIOD" means the six (6) month period ending on the last day of June and December of each year, with the first Semi-Annual Period to begin on such date as may be established by the Board.

                    (n) "SHARES" means the shares of the Common Stock of the Company, subject to adjustment pursuant to Section 14 of the Plan.

                    (o) "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.


                  3. SHARES SUBJECT TO THE PLAN. Subject to adjustment pursuant to Section 14 of the Plan, the aggregate number of Shares which may be purchased under the Plan is one million (1,000,000). The Shares may be authorized but unissued shares, reacquired shares, or any combination thereof.


                  4. ELIGIBILITY. Any Employee of the Company or a participating Subsidiary is eligible to become a Participant on the first day of the Semi-Annual Period following the Employee's date of hire.


                  5. JOINING THE PLAN.


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                    (a) An eligible Employee's participation in the Plan shall be effective as of the first day of the Semi-Annual Period following the date on which the Employee completes, signs and returns to the Board such forms as may be required to enroll in the Plan (or at such other time as may be permitted by the Board in its sole discretion).

                    (b) Participation by any eligible Employee in the Plan is entirely voluntary.


                    6. RESTRICTIONS ON PARTICIPATION. Notwithstanding anything herein to the contrary:

                    (a) No Participant shall be permitted to contribute towards the purchase of any Shares under the Plan if such Participant, immediately after such contribution, would own Shares (including all Shares that may be purchased under outstanding subscriptions under the Plan) that account for five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its Subsidiaries (as determined under the rules of Section 424(d)of the Code).

                    (b) No Participant shall be granted a right to contribute towards the purchase of any Shares under the Plan that permits such Participant's rights to purchase Shares under all "employee stock purchase plans" of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 worth of such Shares (determined using the Fair Market Value of a Share at the time such right to contribute is granted) for each calendar year in which such right to contribute is outstanding at any time.


                    7.     EMPLOYEE CONTRIBUTIONS.

                    (a) Each Employee may elect (on such forms as may be required by the Board in its sole discretion) to contribute by payroll deduction of up to 10% of his or her Compensation payable during a Semi-Annual Period (or such other amount or percentage as may be permitted by the Board in its sole discretion).

                    (b) Subject to the limits set forth in (a) above, an Employee may elect at any time (on such forms as may be required by the Board in its sole discretion) to increase or decrease his or her rate of contribution. Except as otherwise provided in the Plan, any such change shall become effective as the first day of the Semi-Annual Period following receipt of such election by the Board (or at such other time as may be permitted by the Board in its sole discretion).

                    (c) Any contributions made by an Employee under the Plan shall be credited to the Employee's Account. No interest shall be paid on funds credited to a Participant's Account.


                  8.       ISSUANCE OF SHARES.


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                    (a) On the last trading day of each Semi-Annual Period, the contributions credited to a Participant's Account as of that date shall be applied to the purchase of Shares; provided that no such purchase shall be made on the Participant's behalf if so required by an event described in Section 9 below. Except as otherwise provided by the Board, only whole Shares may be purchased under the Plan.

                    (b) The per share cost for the Shares purchased pursuant to the Plan shall be 85% of the lower of (i) the Fair Market Value of a Share on the first trading day of the Semi-Annual Period (the "date of the grant"), or
(ii) the Fair Market Value of a Share on the last trading day of the Semi-Annual Period (the "date of exercise").

                    (c) Any funds remaining in a Participant's Account after the purchase of Shares at the conclusion of a Semi-Annual Period shall, unless otherwise requested by the Participant, be carried over and applied in the next Semi-Annual Period.

                    (d) If the aggregate number of Shares that all Participants in the Plan desire to purchase in any Semi-Annual Period exceeds the number of Shares then available under the Plan, the Shares available shall be allocated among such Participants in proportion to their contributions during the Semi-Annual.

                    (e) Notwithstanding any other provision herein to the contrary, the obligation to purchase, issue or deliver Shares under the Plan shall (to the extent deemed necessary or appropriate by the Company or Board) be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such Shares, and (ii) any other applicable law, regulation, rule or order.

                    (f) Unless otherwise provided by the Board, any Shares purchased by a Participant shall be deposited into an account that is established in the Participant's name with the ESPP Broker and shall be subject to the following:

                                    (i) A Participant may direct, by written
              notice to the Company prior to the conclusion of a Semi-Annual Period, that the ESPP Broker account be established in the name of the Participant and one such other person as may be designated by the Participant as joint tenants with right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable law.

                                    (ii) A Participant shall be free to
              undertake a disposition, as that term is defined in Section 424(c) of the Code (which generally includes any sale, exchange, gift or transfer of legal title), of Shares in the Participant's ESPP Broker account at any time, whether by sale, exchange, gift or other transfer of title. Subject to subparagraph (iii) below, in the absence of such a disposition of the Shares, all Shares must remain in the Participant's account at the ESPP Broker until the



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              applicable Holding Period for the Shares has been satisfied. For
              Shares for which the Holding Period has been satisfied, a Participant may move such Shares to an account at another brokerage firm of the Participant's choosing or request that a certificate representing the Shares be issued and delivered to the Participant.

                                    (iii) A Participant who is not subject to
              United States taxation may, at any time and without regard to the applicable Holding Period, move his or her Shares to an account at another brokerage firm of the Participant's choosing or request that a certificate that represents the Shares be issued and delivered to the Participant.


                  9.       TERMINATION OF CONTRIBUTIONS.

                    (a) The contributions of an Employee under the Plan shall terminate (and no further contributions shall be made on his or her behalf) as of the date on which the Employee (i) elects to revoke his or her payroll deduction contribution for a Semi-Annual Period, (ii) ceases to be an Employee,
(iii) dies, (iv) ceases to receive Compensation for the remainder of a Semi-Annual Period, or (v) to the extent required by law or regulation, receives a hardship distribution under tax-qualified section 401(k) plan sponsored by the Company or any affiliate. Upon ceasing contributions under the Plan, an Employee shall (if applicable) be entitled to recommence contributions in accordance with the terms of Section 5; provided that in the case of a termination under (a)(v), the terminated Participant may not do so for a period of 12 months following the date of the hardship withdrawal (or other period specified under the section 401(k) plan).

                    (b) Other than for the cessation of contributions under
Section 9(a) (ii) and (iii), Shares shall (except as provided in Section 9(c)) be purchased for the Participant for the Semi-Annual Period based upon the balance in the Participant's Account as of that date, and payment of any funds remaining in the Account (after the purchase of Shares) shall be made to the Participant as soon as administratively feasible.

                    (c) In the case of a revocation of a payroll deduction election under Section 9(a)(i), the Participant also may elect at any time prior to the last trading day of the Semi-Annual Period (under such procedures as may be established by the Board) to have any funds remaining in his or her Account paid to him or her. Such payment shall be made as soon as administratively feasible after such an election is submitted in accordance with any applicable procedures.

                    (d) In the case of a cessation of contributions under
Section 9(a)(iii), any funds remaining in the Participant's Account shall be applied in accordance with Section 10(a).

                    (e) In the case of a cessation of contributions under
Section 9(a)(ii), any funds remaining in the Participant's Account shall be returned to the Participant as soon as



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administratively feasible after the date on which the Participant terminates employment.


                    10. DEATH OF A PARTICIPANT.

                    (a) Upon the death of a Participant, the contributions credited to a Participant's Account shall be retained and applied in accordance with Section 8 and the Participant's beneficiary (see Section 10(b)) shall thereafter be entitled to the Shares (and cash, if any) credited to the Participant's Account. Any distribution to a beneficiary hereunder shall be in full satisfaction of the obligations owing to the deceased participant under the Plan. If more than one beneficiary is designated, each beneficiary shall be entitled to the portion of the Participant's Account designated by the Participant, or if no such designation is made, each beneficiary shall receive an equal portion of the Shares and proceeds.

                    (b) Each Participant may designate (on such forms as may be required by the Board) a beneficiary under the Plan. A previous designation may be changed by a Participant at any time by the submission of a new designation form to the Board prior to the Participant's death. If a Participant has not designated a beneficiary or the designated beneficiary is not living on the Participant's date of death, the Participant's beneficiary shall be his or her estate.


                  11.      ADMINISTRATION OF THE PLAN.

                    (a) The Plan shall be administered by the Board. The Board shall have the full discretion to interpret and administer the Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable from time to time. The Board may delegate any or all of its powers and duties hereunder to one or more (i) committees consisting of such members of the Board as it may designate, or (ii) Employees. The interpretation of, and all actions taken under, the Plan by the Board or its delegate shall be final, binding, and conclusive on all interested parties, including the Company, its shareholders, and all former, present, and future Employees. The Board may, as to questions of accounting, rely conclusively upon any determinations made by independent public accountants of the Company.

                    (b) A majority of the Board shall constitute a quorum, and the acts of a majority of the members of the Board present at any meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Board, shall be deemed the acts of the Board.

                    (c) Unless otherwise directed by the Board, all costs and expenses of administering the Plan shall be paid by the Company and the other participating employers (as determined by the Board in its sole discretion).


                    12.    AMENDMENT.



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                    (a) The Board shall have the right to amend the Plan at any time and from time to time; provided, that no such amendment of the Plan shall, without stockholder approval, be effective if stockholder approval of the amendment is required to comply with Section 423 of the Code or any other applicable law, regulation, rule or order.

                    (b) No amendment may be made that would cause the purchase of Shares under the Plan not to qualify for exemption under Section 16 of the Exchange Act.

                    (c) Notwithstanding anything herein to the contrary, the Board shall have the power to amend the Plan in any manner deemed necessary or advisable for the purchase of Shares under the Plan to qualify for any exemption provided under Section 16 of the Exchange Act and any such amendment shall, to the extent deemed necessary or advisable by the Board, be applicable to any existing Accounts.


                  13. TERMINATION. The Board shall have the right to terminate the Plan at any time. Upon termination, each Participant shall be entitled to payment of his or her Account balance as soon as administratively feasible after the date the Plan is terminated and Participants shall have no further rights hereunder. Unless terminated earlier by action of the Board, the Plan shall remain in effect until such time as no Shares remain available for issuance under the Plan and the Participants and their employers have no further rights or obligations (as applicable) under the Plan.


                  14. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Appropriate and proportionate adjustments shall be made in the number and class of shares subject to this Plan in the event of a share dividend, share split, reverse share split, recapitalization, reorganization, merger, consolidation, acquisition, separation or like change in the capital structure of the Company.


                  15. TRANSFERABILITY OF RIGHTS. No rights or interests of a Participant under this Plan may be voluntarily or involuntarily transferred, by operation of law or otherwise, other than by will or the laws of descent and distributions, and such rights and interests shall not be subject to a Participant's debts, contracts or liabilities.


                  16. PARTICIPATION IN OTHER BENEFIT PLANS. Nothing herein contained shall affect an Employee's rights to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee benefit plan or program offered by his or her employer.


                  17. NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in this Plan shall confer upon any Employee any right to continued employment with the Company or any affiliate, or interfere with or restrict in any way the rights of the Company or affiliate to discharge the



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Employee at any time for any reason whatsoever, with or without cause.


                  18. NO SHAREHOLDER RIGHTS CONFERRED. Nothing contained in the Plan shall confer upon a Participant (or his or her beneficiary) any rights of a holder of Shares unless and until Shares are issued to the Participant (or his or her beneficiary).


                  19. GOVERNING LAW. To the extent not preempted by Federal law, the Plan shall be construed in accordance with and governed by the internal laws of the State of Delaware.


                  20. SEVERABILITY. In the event any provision of the Plan or any action taken pursuant to the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, and the illegal or invalid action shall be deemed null and void.


                  21. WITHHOLDING TAXES. To the extent required by applicable law or regulation, each Participant shall arrange with his or her employer for the payment of any required federal, state or local income or other tax withholding applicable to the receipt of Shares under the Plan prior to the delivery of the Shares to the Employee.


                  22. NOTICES. Any notice or other communication required or permitted to be given pursuant to the Plan must be in writing and may be given by registered or certified mail, and if given by registered or certified mail, shall be determined to have been given and received on the date three days after a registered or certified letter containing such notice, properly addressed with postage prepaid, is deposited in the United States mails; and if given other than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom addressed. Notice shall be given to Participants at their most recent addresses shown in the Company's records. Notice to the Board shall be sent to the Board at the Company's principal executive offices to the attention of the Chairman and Chief Executive Officer of the Company. Notice to an employer shall be sent to the employer's principal executive offices to the attention of its Chief Financial Officer.


                  23. CONSTRUCTION. Titles and headings of sections and articles of this Plan are for convenience of reference only and shall not affect the construction of any provision of this Plan. Unless the context clearly requires otherwise, the singular shall include the plural.


                  24. EFFECTIVE DATE OF PLAN. The Plan shall become effective as of the date established by the Board.



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